Atkore Inc. Names John W. Pregenzer as Chief Operating Officer; Retains Role as President-Electrical HARVEY, Ill.--(BUSINESS WIRE)-- Atkore Inc. (the “Company”) (NYSE: ATKR), a leading manufacturer of electrical products for commercial, industrial, data center, telecommunications, and solar applications, today announced that John W. Pregenzer is named Chief Operating Officer in addition to his current role as President-Electrical. Mr. Pregenzer will continue reporting directly to Bill Waltz, Atkore President and Chief Executive Officer. “With broader responsibilities as Chief Operating Officer, John Pregenzer will work with leaders across the entire company on creating synergies that drive greater productivity, growth and operational excellence across all of Atkore,” commented Bill Waltz. “John’s multi-disciplinary career, coupled with his Atkore experience is a tremendous asset in helping Atkore achieve its objectives and deliver value to our customers and shareholders.” Mr. Pregenzer joined the Company in July 2015. Since 2020, he has served as President – Electrical, a position he will continue to hold. Prior to that, Mr. Pregenzer held positions within the Company as President for the Conduit & Fittings business unit and Vice President and General Manager of the Plastic Pipe and Conduit strategic business unit. Before Atkore, Mr. Pregenzer spent the majority of his career in executive sales, marketing, and operations positions with Georg Fischer AG, a Swiss based industrial products manufacturer. During his tenure, Mr. Pregenzer held positions including President and Managing Director for Georg Fischer Piping Systems LLC and Georg Fischer Sloane, Inc., in addition to others of progressing responsibility. Mr. Pregenzer earned a Master of Business Administration from the University of Southern California, Marshall School of Business and a Bachelors of Accountancy from the University of San Diego. He also received a Certificate in Strategic Management from IMD Business School in Switzerland. About Atkore Inc. Atkore is a leading manufacturer of electrical products for commercial, industrial, data center, telecommunications, and solar applications. With 5,600 employees and $3.2B in sales in fiscal year 2024, we deliver sustainable solutions to meet the growing demands of electrification and digital transformation. To learn more, please visit www.atkore.com. Media Contact: Lisa Winter Vice President - Communications 708-225-2453 AtkoreCommunications@atkore.com Investor Contact: Matthew Kline Vice President - Treasury & Investor Relations 708-225-2116 Investors@atkore.com